As filed with the Securities and Exchange Commission on June 24, 2026

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________________________

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STAAR Surgical Company

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization	95‑3797439 (I.R.S. Employer Identification No.)

25510 Commercentre Drive

Lake Forest, California 92630

(Address of Principal Executive Offices) (Zip Code)

___________________________________________________________

STAAR Surgical Company Amended and Restated Omnibus Equity Incentive Plan

(Full title of the plan)

___________________________________________________________

Kathleen Determann, Esq.

Sr. Deputy General Counsel

STAAR Surgical Company

25510 Commercentre Drive

Lake Forest, California 92630

(Name and address of agent for service)

(626) 303-7902

(Telephone number, including area code, of agent for service)

___________________________________________________________

COPY TO:

Lillian Brown

Wilmer Cutler Pickering Hale and Dorr LLP

2100 Pennsylvania Avenue NW

Washington, DC 20037

___________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) of STAAR Surgical Company (the “Company”) registers 3,900,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), newly available for issuance under the STAAR Surgical Company Amended and Restated Omnibus Equity Incentive Plan, as amended (the “Plan”). The shareholders of the Company approved an amendment to the Plan, which increased the available shares, on June 18, 2026. Of the total 26,705,000 shares covered by the Plan, 22,805,000 shares have previously been registered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan, as required by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I - 1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference in this Registration Statement the documents listed below, excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•
the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2026, filed with the Commission on March 3, 2026, including the information specifically incorporated by reference into the Annual Report on Form 10-K from the Company’s definitive proxy statement for the 2026 Annual Meeting of Shareholders;
•
the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2026, filed with the Commission on May 13, 2026;
•
the Company’s Current Reports on Form 8-K filed with the Commission on January 6, 2026, January 6, 2026, January 15, 2026, January 16, 2026, February 2, 2026, February 5, 2026, June 9, 2026 and June 22, 2026; and
•
the description of the Company’s Common Stock contained in Amendment No. 1 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on April 18, 2003, as the description therein has been updated and superseded by the description of the Company’s capital stock contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2020, filed with the Commission on February 26, 2020, and including any amendments or reports filed for the purpose of updating this description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (excluding any documents or portions of documents that have been “furnished” but not “filed” for purposes of the Exchange Act).

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law (the “DGCL”), the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws. Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a “derivative action” — an action by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard applies in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of a derivative action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

As permitted by Section 145 of the DGCL, Article 6 of the Company’s Amended and Restated Certificate of Incorporation provides:

“The Corporation shall, to the full extent permitted by Section 145 of the DGCL, have the power to indemnify all persons whom it may indemnify pursuant thereto.”

The Company’s Amended and Restated Bylaws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, the Company has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that provided for in the Amended and Restated Bylaws.

The Company maintains an insurance policy pursuant to which its directors and officers are insured, within the limits and subject to the limitations of the policy, against specified expenses in connection with the defense of claims, actions, suits or proceedings, and liabilities which might be imposed as a result of such claims, actions, suits or proceedings, that may be brought against them by reason of their being or having been directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Appendix 2 to the Company's Proxy Statement on Form DEF 14A as filed with the Commission on April 26, 2018).
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the Commission on March 18, 2025).
5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.
23.1*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).
23.2*	Consent of BDO USA, P.C.
24.1*	Power of Attorney.
99.1

STAAR Surgical Company Amended and Restated Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the Commission on June 21, 2024).

99.2

Amendment No. 1 to the STAAR Surgical Company Amended and Restated Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the Commission on June 21, 2024).

99.3

Amendment No. 2 to the STAAR Surgical Company Amended and Restated Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K as filed with the Commission on June 22, 2026).

107.1*	Filing Fee Table.

________

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on June 24, 2026.

STAAR SURGICAL COMPANY

By:	/s/ DEBORAH ANDREWS
Deborah Andrews
Interim Co-Chief Executive Officer and Chief Financial Officer
(principal executive officer, principal accounting officer and principal financial officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WARREN FOUST	Interim Co-Chief Executive Officer, President and Chief Operating Officer	June 24, 2026
Warren Foust	(principal executive officer)

/s/ DEBORAH ANDREWS	Interim Co-Chief Executive Officer and Chief Financial Officer	June 24, 2026
Deborah Andrews	(principal executive officer, principal accounting officer and principal financial officer)

*	Director	June 24, 2026
Neal C. Bradsher

*	Director	June 24, 2026
Arthur C. Butcher

*	Director	June 24, 2026
Wei Jiang

*	Director	June 24, 2026
Richard T. LeBuhn

*	Director	June 24, 2026
Louis E. Silverman

*	Director	June 24, 2026
Christopher Min Fang Wang

*	Director	June 24, 2026
Lilian Y. Zhou

* The undersigned, by signing her name hereto, does sign and execute this Registration Statement pursuant to a Power of Attorney executed by the above-named persons and filed with the Securities and Exchange Commission.

Date: June 24, 2026	By:	/s/ DEBORAH ANDREWS
Deborah Andrews
Interim Co-Chief Executive Officer and Chief Financial Officer
(principal executive officer, principal accounting officer and principal financial officer)